Exhibit 10(g)

SEPARATION AGREEMENT AND RELEASE

     THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Parker Drilling Company (“Company”) and Robert F. Nash (“Employee”).

PURPOSE

     Company and Employee have reached mutual agreement that Employee’s employment will terminate on June 30, 2004 (“the Termination Date”). Employee agrees that all payments and consideration described herein are in full and complete satisfaction of any and all obligations the Company has or may have to Employee and that the payments and consideration have value in excess of anything to which Employee is entitled by law, contract or otherwise. To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiently of which is hereby acknowledged, the parties hereto agree as follows:

COVENANTS AND OBLIGATIONS OF COMPANY

     Payment of Separation Benefits: Pursuant to and in full and complete satisfaction of the terms of Employee’s Employment Agreement with the Company dated November 1, 2002 (Agreement), and in consideration of the release contained herein, the Company shall pay to Employee a severance payment in a lump sum amount of $1,155,000; provided Employee satisfies all specified conditions described herein. Payment of the lump sum will be subject to required payroll taxes and shall be mailed to Employee as soon as administratively feasible after his employment is terminated and release conditions have been satisfied. Employee will also receive a lump sum amount for his unused PTO hours, which amount will be determined at the time of termination.

     In addition to the payments described above, in consideration for Employee’s agreement to provide consulting and the satisfaction of the other conditions described below, the Company hereby agrees as follows: 1) Employee’s stock options shall continue to vest in accordance with their respective agreements through December 31, 2005, and Employee shall be entitled to exercise all vested options through December 31, 2005, 2) Employee will be allowed to retain all shares of restricted stock that vest on or before December 31, 2005, in accordance with the terms and conditions of the award agreement dated June 24, 2003, 3) Employee’s rights regarding continued group health plan coverage as described in the employment agreement dated November 1, 2002, are hereby amended to provide thirty (31) months of continued coverage from and after his date of termination. As a condition to receiving the additional benefits specified immediately above, Employee agrees (i) to make a contribution payment of $3,944.95 for the additional seven (7) months of medical coverage, which payment shall be deducted from the lump sum amount stated above, (ii) to provide consulting services to the Company during the period July 1, 2004, through February 28, 2005, or such shorter period as determined in the discretion of the CEO, with such consulting services to be directed by the CEO, which will require devoting substantial attention to the following matters, i.e., the sale of 25J, the consummation of a Russian joint venture, and execution of drilling contracts to provide drilling services in various countries in the Middle East, and other matters agreed by the parties, for which Employee will not receive any additional compensation, (iii) to use his best efforts to encourage Mr. Ernst Mayer to continue to provide consulting services for the Company, (iv) to continue to be an advocate for the Company, and (v) to extend the Non-Solicitation, Non-Competition and No-Recruitment restrictions described in the Agreement from one (1) year to two (2) years.

     Company agrees to provide Employee with a cell phone, blackberry and computer to utilize during the consulting period, and to reimburse Employee for his reasonable expenses incurred while consulting.

     Other Benefits: In addition to the specific benefits specified above, Employee is entitled to receive all vested rights in his 401(k) account as of June 30, 2004. Except as otherwise specifically provided herein, Employee shall not be entitled to any other compensation or benefits from the Company for services rendered to the Company or any of its affiliates in connection with this Agreement.

COVENANTS AND OBLIGATIONS OF EMPLOYEE

     In consideration of the promises and covenants of Company contained in this Agreement, Employee agrees to the following:

     Waiver of Reinstatement and Future Employment: Employee forever waives and relinquishes any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, successors and parent companies. Employee further acknowledges that Company has no obligation to rehire or return Employee to active duty at any time in the future.

     Release: Except as otherwise set forth in this Agreement, Employee fully and forever relieves, releases and discharges Company, its predecessors, successors, subsidiaries, operating units, affiliates, divisions, and parent companies and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of action whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee’s employment with and termination by Company, including, but not limited to, any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. § 1981, 1983 and 1985, which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages; state statutes which prohibit discharge in retaliation for exercising rights under workers compensation laws; and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Employee of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, constructive discharge, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with Employee unfairly or in bad faith, and all other common law contract and tort claims. Employee is not waiving any rights or claims that may arise after the Effective Date of this Agreement, nor is Employee waiving any rights or claims to workers’ compensation medical and disability benefits arising from an industrial injury or occupational disease. Employee represents that Employee has not given or sold any portion of any claim discussed in this Agreement to anyone.

     Employee agrees that should Employee assert any claim(s) encompassed by the Release against the Company or any released party and should any portion or aspect of the Release be held void or unenforceable as to the claim(s), the Company shall be entitled to an offset against the Employee’s claim(s) for the entire amount of the monetary consideration paid hereunder.

REPRESENTATIONS OF PARTIES

     The parties represent and warrant to and agree as follows:

     Employee acknowledges that aside from the Company’s contractual obligations contained in the Agreement which are described herein, the consideration provided to Employee by Company is not required under any Company plan, program or prior agreement.

     This Agreement has been carefully read by each of the parties and the contents hereof are known and understood by each of the parties. It is signed freely by each party executing this Agreement.

     Employee acknowledges that Employee has been extended a period of twenty-one (21) days within which to consider this Agreement.

     For a period of seven (7) days following Employee’s execution of the Agreement, Employee may revoke the Agreement by notifying Company, in writing, of Employee’s desire to do so. After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable (the “Effective Date”).

     Employee acknowledges Employee has been advised by the Company to consult with an attorney before executing this Agreement.

GENERAL PROVISIONS

     No Admission of Liability: This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of any violation of the rights of Employee or any other person, or any violation of any order, law, statute, duty or contract.

     Governing Law: This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas.

     Entirety and Integration: Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and, except as otherwise provided herein, shall supersede all prior negotiations, understandings and/or agreements, if any, of the parties. Except as otherwise referenced herein, no covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

     Authorization: Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

Dated: May 24, 2004	s/ Robert F. Nash
EMPLOYEE

Dated: May 24, 2004	PARKER DRILLING COMPANY
	By:	s/ Robert L. Parker Jr.
	Its:	President & CEO

This Agreement Is Void Unless Executed by Employee and Returned to Parker Drilling
Within 21 Days of Its Receipt